Mail Stop 4561



							April 14, 2009



Ms. Kay M. Hoveland
President and Chief Executive Officer
K-Fed Bancorp
1359 Grand Avenue
Covina, California 91724

Re:	K-Fed Bancorp
	File No. 000-50592
	Form 10-K for the fiscal year ended June 30, 2008
      Form 10-Q for the quarter ended September 30, 2008
      Form 10-Q for the quarter ended December 31, 2008



Dear Ms. Hoveland:

      We have completed our review of your filing. We have no further comments at this time.



						Sincerely,


						Michael Clampitt
						Senior Attorney